REMINDER





                    February 2, 1998






Dear Fellow Shareholders:

Our February 24, 1998 Annual Meeting of Shareholders is rapidly approaching, and to date we have not received your proxy.

We ask for your support in voting FOR Proposal 1, the election of directors; and FOR Proposal 2, the appointment of independent accountants.

You are once again cordially invited to attend the annual meeting of our company which will be held in the Stuyvesant Room of the New York Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York, at 10:00 a.m. on February 24, 1998. Whether or not you attend, however, please return
your proxy at this time.   The representation of your shares at our annual
meeting is a great source of strength for your company.

                    Sincerely,



                    John A. Luke, Jr.
                    Chairman,  President and
                    Chief Executive Officer